Exhibit 10.11

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is effective as of this 21st day of February, 2003, by and between Bright Now! Dental, Inc., a Washington corporation (the “Company”), and Bradley Schmidt (the “Employee”).

RECITAL

WHEREAS, the Company and Employee desire to enter into an employment agreement that will govern the terms and conditions of Employee’s employment with the Company and will provide certain severance benefits to Employee upon his termination of employment.

NOW THEREFORE, the parties hereto agree as follows:

1. Title. Employee shall serve as Chief Financial Officer of the Company, with such customary duties and responsibilities commensurate with this position and as may, from time to time, be assigned to Employee by the Company’s Chief Executive Officer (the “Chief Executive Officer”).

2. Duties and Responsibilities: Location of Employment. Employee hereby agrees to perform in good faith and to the best of his ability all services which may be required of Employee in such position and to be available to render such services at all reasonable times and places in accordance with such reasonable directions and requests as the Company may from time to time reasonably specify. Employee shall, during the Employment Period (as defined in Section 3), devote substantially all of his time, ability, energy, and skill to the performance of his duties and responsibilities hereunder.

3. Period of Employment. The period of Employee’s employment with the Company pursuant to the provisions of this Agreement shall commence as of the date hereof and shall continue for a period of one (1) year, unless sooner terminated in accordance with Section 10 herein or renewed as provided in this Section 3 (the “Employment Period”). The Employment Period shall be automatically renewed for consecutive one (1) year periods, unless either party provides written notice of its non-renewal at least thirty (30) days before expiration of the applicable Employment Period or the Employee is terminated or resigns. Each renewed Employment Period is subject to the terms and conditions of this Agreement. In the event the Company provides such a notice of non-renewal and the non-renewal is without “Cause” (as such term is defined in Section 10(B) herein), the provisions of Section 11 shall apply to such non-renewal without Cause. However, if the non-renewal is based upon Cause, the provisions of Section 11 shall not be applicable.

4. Compensation.

(a) During the Employment Period, the Company shall pay to Employee an annual base salary of One Hundred Seventy Thousand Dollars ($170,000), (the “Base Salary”), less all applicable withholdings and deductions. Changes in the Base Salary shall be reviewed by the Company’s Board of Directors (the “Board”) and Chief Executive Officer on an annual basis based on Employee’s performance.

(b) Employee’s Base Salary shall be paid at semi-monthly intervals over the Employment Period, in accordance with the Company’s standard payroll practices. The Company shall deduct and withhold from Employee’s compensation payable hereunder any and all applicable federal, state, and local income and employment withholding taxes, and any other amounts required to be deducted or withheld by the Company under applicable statutes, regulations, ordinances or orders governing or requiring the withholding or deduction of amounts otherwise payable as compensation or wages to employees.

(c) In addition to the Base Salary, Employee shall be entitled to receive an annual bonus (the “Annual Bonus”) of up to fifty percent (50%) of the Base Salary applicable for such year. The Annual Bonus shall be based upon performance targets for the Company overall determined by the Board based on the Company’s Management Case Financial Projections for each year (the “Bonus Performance Targets”). The Annual Bonus attributable to the 2003 calendar year shall be based on Bonus Performance Targets consisting of an “EBITDA Performance Target” as set forth on Exhibit A attached hereto with respect to fiscal year 2003. EBITDA Performance Targets for years subsequent to 2003 shall be attached as supplements to Exhibit A from time to time, and shall be based on the 2003 performance targets. The Company’s performance at the EBITDA Goal as set forth in Exhibit A shall entitle Employee to 100% of the Annual Bonus. The Company’s performance at the EBITDA Target as set forth in Exhibit A shall entitle Employee to seventy percent (70%) of the Annual Bonus. Proportionate adjustment shall be made for partial Company performance above 89.9% of EBITDA Target (for example, Company performance at 90% of EBITDA Target shall entitle Employee to 6.4% of the Annual Bonus and at 91% of EBITDA Target shall entitle Employee to 12.8% of the Annual Bonus). The amounts payable under this Subsection (C) shall be paid by the Company to Employee on or prior to March 31st of the year immediately following the year to which the Annual Bonus is attributable and shall be subject to the deductions and withholdings under any and all applicable federal, state, and local income and employment withholding taxes, and any other amounts required to be deducted or withheld by the Company under applicable statutes, regulations, ordinances or orders governing or requiring the withholding or deduction of amounts otherwise payable as compensation or wages to employees. Notwithstanding anything to the contrary contained herein, in the event of the termination or expiration of this Agreement prior to December 31st of any year, the applicable Annual Bonus shall be prorated for that portion of the year through the date of such termination or expiration and shall be paid by the Company to the Employee within 30 days of such termination or expiration.

(d) Employee shall be entitled to purchase 889 shares of Common Stock of the Company (the “Restricted Stock”) for an aggregate purchase price of $9,779 in accordance with the terms and conditions set forth in that certain Restricted Stock Purchase Agreement between Employee and the Company of even date herewith (the “Stock Purchase Agreement”). The shares of Restricted Stock granted pursuant to the Stock Purchase Agreement shall constitute “Common Stock” and “Registrable Securities” under that certain Amended and Restated Shareholder Rights Agreement, dated February 21, 2003, by and among the Company, Employee and other shareholders of the Company named therein (“Shareholders Rights Agreement”).

(e) Concurrently with the execution of this Agreement, Employee shall receive an amount equal to $20,018.43 (the “Share Purchase Bonus”) to be used exclusively for the purchase by Employee of the Restricted Stock and the payment of state and federal income taxes on the Share Purchase Bonus.

(f) Employee shall be entitled to participate in the Company’s Management Retention Plan (the “Retention Plan”) upon the terms and conditions provided therein.

5. Business Expense Reimbursement. Employee shall be entitled, in accordance with the reimbursement policies of the Company in effect from time to time, to receive reimbursement from the Company for all travel and other reasonable business expenses incurred by Employee in the performance of his duties hereunder; provided, however, Employee timely furnishes the Company with vouchers, receipts, and other details of such expenses in accordance with the Company’s policies.

6. Benefits. Employee shall be entitled to 15 business days vacation for each full year of employment under this Agreement, which vacation will accrue in accordance with the policies of the Company. The Company shall provide Employee and his dependents with coverage under all medical, dental and/or vision plans, and other welfare or retirement benefit programs available to the Company employees and their dependents, to the extent Employee and his dependents satisfy the applicable eligibility requirements. The Company reserves the right to alter, amend or terminate any of such benefits, from time to time, in its sole discretion.

7. Restrictive Covenant; During the Employment Period:

(a) Employee shall devote substantially all of his time and energy to the performance of Employee’s duties described herein, except during periods of illness or vacation periods.

(b) Employee shall not directly or indirectly provide services to or through any person, firm or other entity except the Company, unless otherwise authorized by the Company in writing.

(c) Notwithstanding the foregoing, Employee shall have the right to perform such incidental services as are necessary in connection with (i) his charitable or community activities, or (ii) participation in trade or professional organizations, but only if such incidental services do not interfere with the performance of Employee’s services hereunder.

8. Non-Competition; Non-Solicitation.

(a) Employee shall not directly or indirectly during the Employment Period, and to the extent applicable the Consulting Period (as defined in Section 10(E) hereof) and the Severance Period (as defined in Section 11 hereof):

(i) own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed by or connected in any manner with, any enterprise which is engaged in any business competitive with that which the Company is at the time conducting or proposing to conduct; provided, however, that such restriction shall not apply to Employee’s ownership of any passive investment representing an interest of less than five percent (5%) of an outstanding class of publicly traded securities; or

(ii) encourage or solicit any Company employee employed either (A) as field staff or otherwise employed in a capacity of managing dentists or offices or (B) at the Company’s corporate headquarters, (a “Restricted Company Employee”) to leave the Company’s employ for any reason or interfere in any material manner with employment relationships at the time existing between the Company and the Restricted Company Employees, except as may be required in any bona fide termination decision regarding any Company employee, to accept other employment or a consulting agreement with any other person or entity.

(b) Employee acknowledges that the services that he shall provide to the Company under this Agreement are unique and that irreparable harm shall be suffered by the Company in the event of the breach by Employee of any of his obligations under this Section 8 or under Sections 7 or 9, and that the Company shall be entitled, in addition to its other rights and remedies, whether legal or equitable, to enforce such obligations by an injunction or decree of specific performance. If any restriction set forth in this non-competition section is found by a court to be unreasonable, then Employee agrees, and hereby submits, to the reduction and limitation of such prohibition to such area or period as shall be deemed reasonable by such court.

9. Confidentiality.

(a) During and following the Employment Period, the Employee will hold in confidence the Confidential Information (hereinafter defined) and will not disclose it to any person, except (i) to employees, officers, and directors of the Company, (ii) to such others who reasonably need to know in order for Employee to perform his duties hereunder; (iii) to such regulatory or other governmental agencies or bodies who have legal jurisdiction over the Company and a right to request such information (Employee shall give notice to the Board of any requests); (iv) as approved in writing by the Company; or (v) as otherwise expressly permitted by the terms of this Agreement.

(b) Any trade secrets of the Company will be entitled to all of the protections and benefits under any applicable law. If any information that the Company deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Agreement, such information will, nevertheless, be considered Confidential Information for purposes of this Agreement. Employee hereby waives any requirement that the Company submit proof of the economic value of any trade secret or post a bond or other security.

(c) None of the foregoing obligations and restrictions applies to any part of the Confidential Information that is common knowledge or that the Employee demonstrates was or became generally available to the public other than as a result of a disclosure by the Employee.

For purposes of this Agreement, “Confidential Information” shall mean any and all trade secrets concerning the business and affairs of the Company, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions, and ideas, past, current and planned research and development, customer lists, price lists, market studies, business plans, and any other information, however documented, that is a trade secret within the meaning of applicable law.

10. Termination of Employment.

(a) The Company may terminate Employee’s employment under this Agreement any time for any reason, without Cause, as hereinafter defined, by giving at least thirty (30) days’ prior written notice of such termination to Employee; provided, however, except as otherwise provided herein, such thirty (30)-day notice requirement shall not apply to the termination of Employee’s employment for Cause under Subsections (B) or (C) below. Employee may terminate Employee’s employment under this Agreement at any time for any reason by giving at least thirty (30) days’ prior, written notice of such termination to the Company.

(b) The Company may at any time, upon written notice, terminate Employee’s employment with the Company hereunder for Cause. Such termination shall be effective immediately upon such notice. For the purpose of this Agreement, “Cause” shall include, (x) Employee’s conviction of a felony; (y) upon a good faith determination by the Board, and after notice to Employee, that Employee has:

(i) engaged in any act of personal dishonesty, gross negligence, or willful misconduct that has a material adverse effect on the Company, its business operations, financial condition, assets, prospects or reputation; or

(ii) materially breached any fiduciary duty to the Company, involving personal profit; or

(iii) knowingly violated any law, rule, or regulation that materially affects Employee’s performance of or ability to perform any of his duties or responsibilities under this Agreement; or

(iv) knowingly breached any law that has a material adverse effect on the Company, its business operations, financial condition, assets, prospects or reputation; or

(v) knowingly disclosed any confidential or other similar information, including by making any disclosure in violation of Section 9 of this Agreement;

(vi) breached any covenant against competition or solicitation, including any violation of Sections 7 or 8 of this Agreement; or

(vii) engaged in workplace drunkenness or drug addiction; or

(viii) engaged in repeated willful neglect of his duties, or Employee’s repeated willful failure to implement or adhere to policies established by, or directives of, the Board;

(z) a breach by Employee of the provisions of this Agreement, which breach remains uncured for a period of 30 days after written notice of such breach. Upon such termination with Cause, the

Company shall only be required to pay Employee any unpaid Base Salary earned by him for services rendered through the date of such termination and applicable Annual Bonus prorated for that portion of the year through the date of such termination (including accrued, but unpaid vacation), and any incurred but unpaid reasonable business expenses pursuant to Section 5 hereof, and Employee shall not be entitled to receive any severance benefits or payments.

(c) In the event Employee’s employment with the Company terminates by reason of his death or permanent disability during the Employment Period, the Company shall pay a death or permanent disability benefit to the Employee or the Employee’s estate equal to an amount of Employee’s Base Salary in effect at the time of his death or permanent disability, less applicable withholdings and deductions, in accordance with the Company’s regular payroll cycles until the end of one (1) month from the date of death or permanent disability. Such payments shall be offset by any life insurance or permanent disability insurance proceeds which Employee or Employee’s estate are entitled to receive from policies paid for or owned by the Company.

(d) Employee may terminate his employment under this Agreement upon thirty (30) days’ written notice for Good Reason (as defined hereinafter). Such termination shall be effective thirty (30) days from receipt of such notice. For the purposes of this Agreement, “Good Reason” shall include (i) the relocation of the headquarters of the Company outside Orange County, California, (ii) a Change in Control (as defined hereinafter); provided, however, such Change in Control is not caused by an initial public offering of the Company’s Common Stock or (iii) a material reduction, not based upon Cause, in the scope and responsibilities of the Employee. For purposes of this Agreement, “Change in Control” shall mean an event in which the Company effects a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Company is disposed of or otherwise transferred, whether by sale, merger or otherwise, or the sale, transfer or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company. Notwithstanding anything to the contrary hereunder or the Retention Plan, Employee’s rights under this Section 10(d) shall not be impaired in any manner whatsoever in connection with the satisfaction of the Transition Condition (as such term is defined in the Retention Plan).

(e) In the event of a termination of Employee’s employment by the Company without Cause or by Employee for Good Reason, the Company shall have the option to retain Employee’s services as a consultant and Employee shall perform non-exclusive consulting services for the Company as may reasonably be directed by the Board, but not exceeding a monthly obligation of four hours for a term of one year (the actual term of such services, the “Consulting Period”); provided, however, that such option shall be exercised by the delivery of written notice to such effect by the Company to Employee not later than 15 business days following the termination of Employee’s employment. In consideration for such services, the Company shall pay Employee an amount equal to his Base Salary (as paid immediately prior to the termination of his employment) payable in accordance with the Company’s regular payroll cycles. Notwithstanding the foregoing, Employee acknowledges that in the event that Employee’s employment is terminated in conjunction with a Change in Control, the successor of the Company shall have the option to retain Employee’s services as a consultant for a period of up to one year and such option shall be exercised by the delivery of written notice to such effect by the Company to Employee not later than 15 business days following the occurrence of such Change in Control.

11. Liquidated Damages. Upon the termination of Employee’s employment by the Company without Cause or by Employee for Good Reason or the termination or expiration of the Consulting Period if the Company exercises its option in accordance with Section 10(e) above, subject to the adjustment described below and upon the execution and delivery by Employee of a general release in a form reasonably acceptable to Employee and the Company, Employee shall be entitled to receive from the Company and the Company shall pay to Employee an amount equal to the sum of (1) the amount otherwise payable to Employee for the remainder the Consulting Period, (2) Employee’s Base Salary (as in effect immediately prior to the commencement of the Consulting Period) for six (6) months, if such termination is not in conjunction with a Change in Control, or for one (1) year, if such termination is in conjunction with a Change in Control (“Severance Period”) (the aggregate of the amounts under clauses (1) and (2), the “Severance Pay”), and the Company shall pay the Severance Pay to Employee, in accordance with the Company’s regular payroll cycles, except in the event that a Change in Control occurs, in which case, the Severance Pay or any remaining portion thereof shall be paid in full upon such Change in Control. The parties acknowledge and agree that pursuant to Sections 10(E) and 11 hereof, Employee shall be entitled to receive not less than six (6) months and a maximum of two (2) years of Base Salary (each, as described therein), depending upon the election made by the Company pursuant to Section 10(E). The parties acknowledge and agree that the amount of damages that would be suffered by Employee upon termination of Employee’s employment by the Company without Cause or by Employee for Good Reason or upon termination or expiration of the Consulting Period is uncertain and it would be difficult, expensive, and impractical to prove and, therefore, have agreed that all damages computed and payable to Employee under this Section 11 shall be Employee’s sole remedy under such termination, and that such sum is reasonable based upon the circumstances on the date hereof.

12. Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the Company, its successors and assigns, and Employee, the personal representative of his estate and his heirs and legatees.

13. Governing Document. This Agreement constitutes the entire agreement and understanding of the Company and Employee with respect to the employment terms set forth herein and supersedes all prior and contemporaneous written or verbal agreements and understandings between Employee and the Company relating to such subject matter, including, without limitation, that certain letter agreement dated February 18, 2003, by and between Employee and the Company regarding the terms of this Agreement. This Agreement may only be amended by written instrument signed by Employee and approved by the Board. Any and all prior agreements, understandings or representations relating to Employee’s employment with the Company, other than the Retention Plan, Stock Purchase Agreement, Shareholders Rights Agreement, that certain Indemnification Agreement by and between the Company and Employee, dated as of the date hereof, and any equity or equity-related agreements between the Company and Employee, are hereby terminated and cancelled in their entirety and are of no further force or effect.

14. Applicable Law. This Agreement shall, in all respects, be governed by the laws of the State of California (without giving effect to the choice of law principles) applicable to agreements executed and to be wholly performed within the State of California.

15. Arbitration. Any and all disputes between Employee and the Company which arise out of Employee’s employment or under the terms of this Agreement shall be resolved through final and binding arbitration. This shall include, without limitation, disputes relating to this Agreement, Employee’s employment by the Company or the termination thereof, claims for breach of contract or breach of the covenant of good faith and fair dealing, and any claims of discrimination or other claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, or any other federal, state or local law or regulation now in existence or hereinafter enacted and as amended from time to time concerning in any way the subject of the Employee’s employment with the Company or its termination. The only claims not covered by this Agreement are claims for benefits under the workers’ compensation or unemployment insurance laws, which will be resolved pursuant to those laws, and claims under the non-competition agreement set forth in Sections 7 and 8. Binding arbitration will be conducted in Orange County, California, or such other place as mutually agreed upon by the parties, in accordance with the rules and regulations of the American Arbitration Association. Notwithstanding the foregoing and subject to Employee’s approval, the Company shall choose the arbitrator from a list provided by the American Arbitration Association. Each party will split the cost of the arbitration filing and hearing fees, and the cost of the arbitrator, each side will bear its own attorneys’ fees, provided, however, the arbitrator will have the authority to award attorneys’ fees to the prevailing party. Employee understands and agrees that the arbitration shall be instead of any civil litigation and that this means that he is waiving his right to a jury trial to such claims. The parties further understand and agree that the arbitrator’s decision shall be final and binding to the fullest extent permitted by law and enforceable by any court having jurisdiction thereof.

16. Survival of Obligations. The parties’ obligations under Sections 8, 9, 10(c), 10(e), 11 and 15 hereof shall survive and continue in effect after the termination of this Agreement, whatever the reason or reason for such termination.

17. Ownership Rights. All materials, discoveries and inventions which Employee may devise, conceive, develop or reduce to practice (whether individually or jointly with others) during the Employment Period, arising out of the Employee’s duties herein, shall be the sole property of the Company and are hereby assigned by Employee to the Company.

18. Assignability. The obligations of Employee hereunder are personal and may not be assigned or delegated by the Employee or transferred in any manner whatsoever, nor are such obligations subject to involuntary alienation, assignment or transfer.

19. Notices. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any party to any other party shall be in writing and shall be deemed to have been given (a) if mailed, at the time when mailed in any general or branch office of the United States Postal Service, enclosed in a registered or certified postage-paid envelope, (b) if sent by other means, when actually received by the party to which such notice has been directed, in each case at the respective addresses or telecopier numbers set forth below or such other address or telephone number as such party may have fixed by notice:

If to the Employee:

Bradley Schmidt

64 Foxtail

Dove Canyon, CA 92679

If to the Company addressed to:

Bright Now! Dental, Inc.

201 E. Sandpointe, Suite 200

Santa Ana, CA 92707

Attn: General Counsel

20. Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future law, such provision shall be fully severable. This Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof and the remaining portions hereof shall remain full force and effect and shall not be effective by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid, and enforceable.

21. Titles. The titles, captions or headings of the Sections herein are for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

22. Publicity. Neither party shall issue any press release or make any public statement regarding the transactions contemplated hereby, without the prior written approval of the other party, except, if after discussion between the parties or their counsel, in the opinion of any party’s counsel, such party is required under any applicable law or regulation to make a public statement or announcement, such party shall be permitted to issue the legally required statement or announcement.

23. Attorneys’ Fees. In the event of any action at law or in equity between the parties hereto to enforce any of the provisions hereof, which is not subject to the Arbitration provisions of Section 15 herein, the unsuccessful party to such litigation shall pay to the successful party all costs and expenses, including actual attorneys’ fees, incurred therein by such successful party, and if such successful party shall recover judgment in any such action or proceeding, such costs, expenses, and attorneys’ fees may be included in and as part of such judgment. The successful party shall be the party who is entitled to recover its costs of suit, whether or not the suit proceeds to final judgment. A party not entitled to recover its cost, shall not recover attorneys’ fees.

24. No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies, upon any person other than the parties hereto and their respective successors and permitted assigns.

25. Construction The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent of interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.

26. Jurisdiction and Venue. The parties hereto agree that all actions and proceedings relating directly or indirectly to this Agreement, or any other agreement, documents or transactions contemplated by this Agreement, which are not subject to the Arbitration provisions of Section 15 herein, shall be brought and maintained only in any state or federal court located in Orange County, California. The parties hereby consent to jurisdiction and venue in any such court in California and agree to service of process in the manner provided for giving notice herein.

27. Counterparts. This Agreement may be executed in more than one counterpart (including by facsimile), each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year written above.

COMPANY:
BRIGHT NOW! DENTAL, INC., a Washington corporation

By:	/S/ STEVEN C. BILT
Name:	STEVEN C. BILT
Title:	CEO

EMPLOYEE:

/s/ Bradley Schmidt
Bradley Schmidt

EXHIBIT A

Bradley E. Schmidt

Bright Now! Dental, Inc.

EBITDA - Total Year 2003 ($000)	Target	Goal

BN!D, Inc. Consolidated	26,312	28,061

Subject to adjustment for divestitures.